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Exhibit 10.19

CARLYLE MANAGEMENT AGREEMENT

        This Carlyle Management Agreement (the "Agreement") is entered into as of March 12, 2002, by and between Specialtysemi, Inc., a Delaware corporation (the "Company"), and TC Group, L.L.C., a Delaware limited liability company ("Carlyle").

RECITALS

        WHEREAS, Carlyle, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, product strategy, investment, acquisitions and other matters relating to the business of the Company; and

        WHEREAS, the Company desires to avail itself of the expertise of Carlyle in the aforesaid areas, in which they acknowledge the expertise of Carlyle.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Appointment.    The Company hereby appoints Carlyle to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

        2.     Services.

          (a)   Carlyle hereby agrees that during the term of this Agreement it shall render to the Company, by and through Carlyle's officers, employees, agents, representatives and affiliates as Carlyle, in its sole discretion, shall designate from time to time, advisory, consulting and other services related to the day-to-day operations of the Company, strategic planning, domestic and international marketing and financial oversight and including, without limitation, advisory and consulting services in relation to the selection, retention and supervision of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants (collectively, the "Oversight Services").

          (b)   The parties hereto acknowledge that Carlyle has rendered services beyond the scope of activities which the parties contemplate as part of the Oversight Services and for which Carlyle is entitled to additional compensation hereunder. It is expressly agreed that the Oversight Services shall not include Investment Banking Services. "Investment Banking Services" means (i) investment banking, financial advisory, or any other services (the "Contribution Agreement Investment Banking Services") rendered by Carlyle to the Company in connection with the transactions contemplated by the Contribution Agreement dated February 23, 2002 by and among Specialtysemi, Inc., Conexant Systems, Inc., and Carlyle Capital Investors, L.L.C. (the "Contribution Agreement") and (ii) investment banking, financial advisory, or any other services (the "Other Investment Banking Services") rendered by Carlyle to the Company in the future. The Investment Banking Services together with the Oversight Services shall be referred to herein as the "Services."

        3.     Fees.

          (a)   In consideration for its performance of the Oversight Services contemplated by Section 2 hereof, the Company and its successors agree to pay to Carlyle an aggregate fee (the "Fee") initially equal to Two Hundred Thousand Dollars ($200,000) (the "Initial Fee") for the period commencing on the date hereof and continuing through December 31, 2002, and thereafter equal to Three Hundred Thousand Dollars ($300,000) per annum for the period commencing January 1, 2003 and continuing until such time as this Agreement is terminated in accordance with Section 6 or by the mutual written consent of the parties hereto. All amounts due hereunder shall be payable in cash in quarterly installments paid in advance of the calendar quarter to which they relate; provided however, that the first 25% of the Initial Fee shall be payable upon the execution of this Agreement. All payments made hereunder shall be nonrefundable.

          (b)   In consideration of the performance of the Contribution Agreement Investment Banking Services provided to the Company, the Company shall pay to Carlyle Two Million Four Hundred Two Thousand Sixty-Five Dollars and Ninety-Nine Cents ($2,402,065.99) in cash, payable at Closing as defined in the Contribution Agreement.

          (c)   In consideration of any Other Investment Banking Services provided to the Company, Carlyle shall be entitled to receive additional reasonable compensation as agreed upon by the parties hereto.

        4.     Reimbursements.    In addition to the compensation payable to Carlyle pursuant to Section 3, the Company shall, at the direction of Carlyle, pay directly, or reimburse Carlyle for, its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the amounts actually paid by Carlyle in cash in connection with its performance of the Services, including, without limitation, reasonable (i) fees and disbursements (including without limitation, underwriting fees) of any independent professionals and organizations, including, without limitation, independent auditors, outside legal counsel, consultants, investment bankers or financial advisors, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Carlyle to the Company of the statement in connection therewith.

        5.     Indemnification.    The Company will indemnify and hold harmless Carlyle and its officers, employees, agents, representatives and affiliates (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, (the "Liabilities"), to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the Services contemplated by this Agreement or the engagement of Carlyle pursuant to, and the performance by Carlyle of the Services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company on the one hand, and an Indemnified Party on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict exists between the Company on the one hand, and such Indemnified Party on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.

Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Carlyle or any Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of Carlyle.

        6.     Term.    This Agreement shall be in effect on the date hereof and shall continue until such time as Carlyle or one or more of its affiliates collectively control, in the aggregate, less than 10% of the outstanding shares of voting common stock of the Company. The provisions of Sections 5, 7, and 8 and otherwise as the context so requires shall survive the termination of this Agreement.

        7.     Permissible Activities:    Nothing herein shall in any way preclude Carlyle or its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

        8.     General.

          (a)   No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          (b)   This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, Carlyle may assign or transfer its duties or interests hereunder to a Carlyle affiliate at the sole discretion of Carlyle.

          (c)   Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notice shall be addressed to the parties at the following addresses:

    If to Carlyle or the Company:

      TC Group, L.L.C.
      c/o The Carlyle Group
      101 South Tryon Street, 25th Floor
      Charlotte, N.C. 28280
      Attention: Claudius E. Watts, IV
      Facsimile: (704) 632-0299

    with a copy to:

      Latham & Watkins
      555 11th Street N.W., Ste. 1000
      Washington, D.C., 20004-1304
      Attn: Raymond B. Grochowski, Esq.
      Facsimile: (202) 637-2201

          (d)   This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

          (e)   This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware (excluding the choice of law principles thereof). The parties to this Agreement hereby agree to submit to the non-exclusive jurisdiction of the federal and state courts located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement. This Agreement shall inure to the benefit of, and be binding upon Carlyle and the Company (including any present or future subsidiaries of the Company that are not signatories hereto), and their respective successors and assigns.

          (f)    This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

          (g)   The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

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        IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TC GROUP, L.L.C.
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ ALLAN M. HOLT Name: Allan M. Holt Title: Managing Director
SPECIALTYSEMI, INC.
By:	/s/ CLAUDIUS E. WATTS IV Name: Claudius E. Watts IV Title: President

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  Exhibit 10.19
CARLYLE MANAGEMENT AGREEMENT